Exhibit 10.9


                     FIRST AMENDMENT TO AMENDED AND RESTATED
                        PAYMENT IN LIEU OF TAX AGREEMENT

         This First Amendment, dated as of January 22, 1998, is by and between ONEIDA COUNTY INDUSTRIAL DEVELOPMENT AGENCY, a New York public benefit corporation having an office at 153 Brooks Road, Rome, New York 13441 (the "Agency"), and SPECIAL METALS CORPORATION, a Delaware corporation having an office at 4317 Middle Settlement Road, New Hartford, New York 13413 (the "Company").

                                    RECITALS

         A. The Agency and the Company entered into a Payment in Lieu of Tax Agreement dated as of February 1, 1994 (the "Original Agreement").

         B. The Company requested that the Original Agreement be extended for a term of 10 years and the Agency, by resolution adopted on October 3, 1996, approved the extension of the Original Agreement for a term of ten years.

         C. The extension was evidenced by an Amended and Restated Payment in Lieu of Tax Agreement dated as of February 28, 1997 signed by the Agency and the Company (the "Amended and Restated Agreement").

         D. The Company and the Agency desired to amend the Amended and Restated Agreement to clarify certain of its provisions.

         NOW, THEREFORE, the Amended and Restated Agreement is hereby amended as follows:

         1. Section 2 of the Amended and Restated Agreement is amended in its entirety to read as follows:

         (a) The Company shall pay to each Authority as set forth on Exhibit B attached hereto and made a part hereof, an amount in lieu of the Exempt Taxes (the "Pilot Payments") during each Exemption Year equal to one third (1/3) of such taxes that would be payable to each such Authority as if the Company, and not the Agency, owned the Project Facility, for each Exemption Year through the Exemption Year ending February 28, 2007; and one hundred (100%) percent of such taxes for each Exemption Year thereafter. Pilot Payments at the level of one third (1/3) of such taxes are hereafter referred to as "Reduced Pilot Payments"; Pilot

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         Payments at the level of one hundred percent (100%) of such taxes are referred to as "Full Pilot Payments".

         (b) Anything herein to the contrary notwithstanding, if the Company (i) fails to continue to maintain the operation of the Project Facility in the County of Oneida, State of New York or (ii) fails to maintain during any Exemption Year an average number of full-time equivalent employees of not less than 390, then for each Exemption Year thereafter, the Company shall pay to each Authority Full Pilot Payments during each subsequent Exemption Year equal to one hundred percent (100%) of such taxes that would be payable to each such Authority as if the Company, and not the Agency, owned the Project Facility. Notwithstanding the foregoing, if the Company can demonstrate to the reasonable satisfaction of the Agency that the reduction in the number of full-time equivalent employees below 390 during any Exemption Year is primarily the result of adverse economic conditions and/or efficiencies of operation, and not the transfer of production from the Project Facility to other facilities operated by the Company, the Company shall be entitled to continue to make Partial Pilot Payments during each subsequent Exemption Year.

         (c) If the Company is required by the terms hereof to make Full Pilot Payments during an Exemption Year due to its failure to maintain an average full-time employment level of 390 or more for the prior Exemption Year, the Company shall be entitled to resume making Partial Pilot Payments if, during any subsequent Exemption Year during the term of this Agreement, the average number of full-time equivalent employees at the Project Facility again equals or exceeds 390. In such event, the Company's ability to make Partial Pilot Payments shall be restored as of the first day of the Exemption Year immediately following the Exemption Year in which the average number of full-time equivalent employees once again equals or exceeds 390.

         (d) Anything herein to the contrary notwithstanding, upon the failure of the Company in making any payment when due hereunder and upon failure to cure such default within thirty (30) days of receipt of notice as herein provided, the Company shall henceforth pay Full Pilot Payments equal to one hundred percent (100%) of the Exempt Taxes together with interest at the rate of nine percent (9%) per annum on all delinquent payments,

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         together with expenses of collection, including but not limited to, payment of attorneys fees; provided, however, nothing herein contained shall be deemed to limit any other rights and remedies the Agency may have hereunder or under the Lease.

         (e) Anything herein to the contrary notwithstanding, this Agreement shall terminate on the date on which the Lease shall terminate and the Agency shall reconvey title to the Project Facility to the Company pursuant to the Lease.

         2. Except as amended as stated above, the Amended and Restated Pilot Agreement shall remain in effect in accordance with its terms.

         3. This Amendment shall be governed and construed in accordance with the laws of the State of New York.

         4. This Amendment shall be effective as of the date set forth above at the beginning.

         5. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

                                          ONEIDA COUNTY
                                          INDUSTRIAL DEVELOPMENT
                                          AGENCY


                                          By: /s/ Robert R. Calli
                                          -----------------------
                                          Robert R. Calli
                                          Chairman


                                          SPECIAL METALS
                                          CORPORATION


                                          By: /s/ Donald R. Muzyka
                                          ------------------------
                                          Donald R. Muzyka
                                          President

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